SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


Date of Report (Date of earliest event reported): March 7, 2003
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                       HEALTHCARE NETWORK SOLUTIONS, INC.
                       -----------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                             1-16703                     58-2618895
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(State or other                     (Commission                  (IRS Employer
jurisdiction of                     File Number)                 Identification
incorporation)                                                   Number)


                   8383 Dunwoody Place, Atlanta Georgia 30350
              -----------------------------------------------------
                   (Address of executive offices and Zip Code)


Registrant's telephone number, including area code: 770-650-6508
                                                    ------------


                                 not applicable
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          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

On March 7, 2003, Ms. Sharon Allred tendered her letter of resignation as Chairman of the Board, Chief Executive Officer and President of Healthcare Networks Solutions, Inc. ("HNS"). Ms. Allred's last day of employment will be March 21, 2003. Also on March 7, 2003, Sondra McGinnis resigned as a director of HNS. The resignations were not related to a disagreement with HNS on any matter related to HNS's operations, policies or practices. The terms of Ms. Allred's Employment Agreement provided that in the event, and for what ever reason, Ms. Allred is not employed by HNS for a period of two years, she will not be subject to the non-compete and non-confidentiality provisions of the employment agreement in connection with clients and account she brought with her upon her employment with HNS.

HNS currently will be managed by its Board of Directors that consists of Dr. Kevin Smith.

In addition, on March 1, 2003 and February 27, 2003, respectfully, HNS's relationship with Toco Hills Urgent Care, an entity that is 50% owned by our CEO and President and 50% owned by our sole director, and another unaffiliated client, did not renew their contracts with HNS. These clients represented approximately 54% and 14%, respectfully, of HNS's revenues for the six months ended December 31, 2002. There are no assurances that HNS will be able to replace these contracts and revenues.

As a result of these events, the remaining Board of Directors are evaluating HNS's options regarding the company's continued business and operations.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Healthcare Network Solutions, Inc.


Date: March 13, 2003                   By: /s/ Dr. Kevin Smith
                                           -------------------
                                           Dr. Kevin Smith, Director